Exhibit 1.79

THIS STOCK EXCHANGE RELEASE MAY NOT BE PUBLISHED OR DISTRIBUTED, IN WHOLE OR IN PART, DIRECTLY OR INDIRECTLY, IN OR INTO AUSTRALIA, CANADA, HONG KONG, JAPAN, SOUTH AFRICA OR ANY OTHER JURISDICTION WHERE SUCH PUBLICATION OR DISTRIBUTION WOULD VIOLATE APPLICABLE LAWS OR RULES OR WOULD REQUIRE ADDITIONAL DOCUMENTS TO BE COMPLETED OR REGISTERED OR REQUIRE ANY MEASURE TO BE UNDERTAKEN IN ADDITION TO THE REQUIREMENTS UNDER FINNISH LAW. FOR FURTHER INFORMATION, SEE “IMPORTANT NOTICE” BELOW.

Arcus: Appointments in the future Anora Group Plc’s Executive Management Team – Merger expected to be completed on 1 September 2021

Altia Plc (“Altia”) and Arcus ASA (“Arcus”) announced on 29 September 2020 the merger of Altia’s and Arcus’ business operations through a statutory cross-border absorption merger of Arcus into Altia (the “Merger”). The new combined company will be named Anora Group Plc (“Anora”).

Altia and Arcus announce today appointments in the future Anora Executive Management Team. Final decisions on a new operational structure of Anora are planned to be made during the fourth quarter of 2021, after consultation with employee representatives, as required.

The following persons have today been appointed members of the Executive Management Team of Anora as of the completion of the Merger:

•	Janne Halttunen, currently the SVP, Scandinavia of Altia

•	Henrik Bodekaer Thomsen, currently the interim Managing Director of Arcus Spirits

•	Kirsi Puntila, currently the SVP, Marketing of Altia

•	Kirsi Lehtola, currently the SVP, HR of Altia

•	Hannu Tuominen, currently the SVP, Altia Industrial

Additionally, as previously announced, Pekka Tennilä, currently the CEO of Altia, will become the CEO of Anora and Sigmund Toth, currently the CFO and interim CEO of Arcus, will become the CFO of Anora, both also members of the Executive Management Team of Anora upon completion of the Merger. The appointments of the members of the Executive Management Team of Anora are subject to the completion of the Merger.

The completion of the Merger is now expected to occur on 1 September 2021. As previously announced, Altia will separately disclose further details on the completion of the Merger prior to its completion.

“During the past year, we have worked hard with the Merger process and now with all regulatory approvals for the Merger received, I am very pleased that we are close to the completion of the Merger and today able to announce the Executive Management Team of Anora.

Anora has a strong growth ambition and I am confident that the new Executive Management Team of Anora will become a strong team to drive growth and create significant value for all our stakeholders. Our new leaders have excelled in their past positions and possess skills and values to both build on past successes and inject new ideas in the organisation. We want to build a corporate culture where the Nordic values of equality and diversity are at the core to ensure an inclusive and safe workplace that attracts the best talent and is an attractive company for customers and partners.

The integration planning has proceeded well both at Altia and Arcus, and after the completion of the Merger we can finally proceed with the combination of the businesses of Altia and Arcus to create the new Anora. To that end, Janne Halttunen will lead the planning of the combination of Altia’s and Arcus’ wine businesses, Henrik Bodekaer Thomsen the planning of the combination of the spirits businesses, Kirsi Puntila the planning of the combination of the international businesses and Hannu Tuominen the planning of the combination of the industrial businesses. Final decisions on a new operational structure of Anora are planned to be made during the fourth quarter of 2021, after consultation with employee representatives, as required.

I am truly excited about the beginning of Anora’s journey as a leading wine and spirits brand house in the Nordic and Baltic region, and to pursue our growth opportunities outside the Nordics and to continue to lead the way in sustainability in our industry.” says CEO Pekka Tennilä.

ARCUS ASA

Additional information:

CV’s of the newly appointed members of the Executive Management Team of Anora can be found in the attachment to this release. Photos can be requested via Altia Corporate Communications at communications@altiagroup.com.

Links to LinkedIn profiles:

•	Pekka Tennilä, CEO of Altia, future CEO of Anora

•	Sigmund Toth, CFO and interim CEO of Arcus, future CFO of Anora

•	Janne Halttunen, currently the SVP, Scandinavia of Altia

•	Henrik Bodekaer Thomsen, currently the interim Managing Director of Arcus Spirits

•	Kirsi Puntila, currently the SVP, Marketing of Altia

•	Kirsi Lehtola, currently the SVP, HR of Altia

•	Hannu Tuominen, currently the SVP, Altia Industrial

Contacts:

For questions, please contact Per Bjørkum, Group Director Communications and IR. Mobile.: +47 92255777, email: per.bjorkum@arcus.no

Information on Arcus and Altia in brief

Arcus is a leading Nordic branded consumer goods company within wine and spirits. Arcus is the world’s largest producer of aquavit, and holds strong market positions for wine and spirits across the Nordics. Vectura, a wholly owned company, supplies complete logistics solutions for the beverage industry in Norway. Arcus was spun off from the Norwegian state monopoly, Vinmonopolet, in 1996 and since then has grown from a local company to an international group with the Nordic region and Germany as its home market. The Group also exports a significant volume of spirits to other countries. Arcus is listed on Oslo Børs

Altia is a leading Nordic alcoholic beverage brand company operating in the wine and spirits markets in the Nordic and Baltic countries. Altia wants to support a development of a modern, responsible Nordic drinking culture. Altia’s key exports brands are Koskenkorva, O.P. Anderson and Larsen. Other iconic Nordic brands are Chill Out, Blossa, Xanté, Jaloviina, Leijona, Explorer and Grönstedts.

Altia’s current strategy is built on two core strengths: Altia is the Nordic distillery that masters the sustainable production of high-quality grain-based spirits, and provides the best route-to-market through distribution and channel execution for its brands and partners.

Important notice

The distribution of this release may be restricted by law and persons into whose possession any document or other information referred to herein comes should inform themselves about and observe any such restrictions. The information contained herein is not for publication or distribution, in whole or in part, directly or indirectly, in or into Australia, Canada, Hong Kong, Japan, South Africa or any other jurisdiction where such publication or distribution would violate applicable laws or rules or would require additional documents to be completed or registered or require any measure to be undertaken in addition to the requirements under Finnish law. Any failure to comply with these restrictions may constitute a violation of the securities laws of any such jurisdiction. This release is not directed to, and is not intended for distribution to or use by, any person or entity that is a citizen or resident or located in any locality, state, country or other jurisdiction where such distribution, publication, availability or use would be contrary to law or regulation or which would require any registration or licensing within such jurisdiction.

Altia is a Finnish company and Arcus is a Norwegian company. The transaction, including the information distributed in connection with the merger and the related shareholder votes, is subject to disclosure, timing and procedural requirements of a non-U.S. country, which are different from those of the United States.

It may be difficult for U.S. shareholders of Arcus to enforce their rights and any claim they may have arising under U.S. federal or state securities laws, since Altia and Arcus are not located in the United States, and all or some of their officers and directors are residents of non-U.S. jurisdictions. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment. U.S. shareholders of Arcus may not be able to sue Altia or Arcus or their respective officers and directors in a non-U.S. court for violations of U.S. laws, including federal securities laws, or at the least it may prove to be difficult to evidence such claims. Further, it may be difficult to compel Altia or Arcus and their affiliates to subject themselves to the jurisdiction of a U.S. court. In addition, there is substantial doubt as to the enforceability in a foreign country in original actions, or in actions for the enforcement of judgments of U.S. courts, based on the civil liability provisions of the U.S. federal securities laws.

Arcus’ shareholders should be aware that Altia is prohibited from purchasing Arcus’ shares otherwise than under the Merger, such as in open market or privately negotiated purchases, at any time during the pendency of the Merger under the Merger Plan.

This release does not constitute a notice to an EGM or a merger prospectus and as such, does not constitute or form part of and should not be construed as, an offer to sell, or the solicitation or invitation of any offer to buy, acquire or subscribe for, any securities or an inducement to enter into investment activity. Any decision with respect to the proposed merger of Arcus into Altia should be made solely on the basis of information to be contained in the actual notices to the EGM of Arcus and Altia, as applicable, and the merger prospectus related to the merger as well as on an independent analysis of the information contained therein. You should consult the merger prospectus for more complete information about Altia, Arcus, their respective subsidiaries, their respective securities and the merger. No part of this release, nor the fact of its distribution, should form the basis of, or be relied on in connection with, any contract or commitment or investment decision whatsoever. The information contained in this release has not been independently verified. No representation, warranty or undertaking, expressed or implied, is made as to, and no reliance should be placed on, the fairness, accuracy, completeness or correctness of the information or the opinions contained herein. Neither Altia nor Arcus, nor any of their respective affiliates, advisors or representatives or any other person, shall have any liability whatsoever (in negligence or otherwise) for any loss however arising from any use of this release or its contents or otherwise arising in connection with this release. Each person must rely on their own examination and analysis of Altia, Arcus, their respective securities and the merger, including the merits and risks involved. The transaction may have tax consequences for Arcus shareholders, who should seek their own tax advice.

This release includes “forward-looking statements.” These statements may not be based on historical facts, but are statements about future expectations. When used in this release, the words “aims,” “anticipates,” “assumes,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “should,” “will,” “would” and similar expressions as they relate to Altia, Arcus or the merger identify certain of these forward-looking statements. Other forward-looking statements can be identified in the context in which the statements are made. Forward-looking statements are set forth in a number of places in this release, including wherever this release includes information on the future results, plans and expectations with regard to the Combined Company’s business, including its strategic plans and plans on growth and profitability, and the general economic conditions. These forward-looking statements are based on present plans, estimates, projections and expectations and are not guarantees of future performance. They are based on certain expectations, which may turn out to be incorrect. Such forward-looking statements are based on assumptions and are subject to various risks and uncertainties. Shareholders should not rely on these forward-looking statements. Numerous factors may cause the actual results of operations or financial condition of the Combined Company to differ materially from those expressed or implied in the forward-looking statements. Neither Altia nor Arcus, nor any of their respective affiliates, advisors or representatives or any other person undertakes any obligation to review or confirm or to release publicly any revisions to any forward-looking statements to reflect events that occur or circumstances that arise after the date of this release. Further, there can be no certainty that the merger will be completed in the manner and timeframe described in this release, or at all.

The securities referred to in this release have not been, and will not be, registered under the United States Securities Act of 1933, as amended (the “U.S. Securities Act”), or the securities laws of any state of the United States (as such term is defined in Regulation S under the U.S. Securities Act) and may not be offered, sold or delivered, directly or indirectly, in or into the United States absent registration, except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the U.S. Securities Act and in compliance with any applicable state and other securities laws of the United States. This release does not constitute an offer to sell or solicitation of an offer to buy any of the shares in the United States. Any offer or sale of new Altia shares made in the United States in connection with the merger may be made pursuant to the exemption from the registration requirements of the U.S. Securities Act provided by Rule 802 thereunder.

The new shares in Altia have not been and will not be listed on a U.S. securities exchange or quoted on any inter-dealer quotation system in the United States. Neither Altia nor Arcus intends to take any action to facilitate a market in the new shares in Altia in the United States.

The new shares in Altia have not been approved or disapproved by the U.S. Securities and Exchange Commission, any state securities commission in the United States or any other regulatory authority in the United States, nor have any of the foregoing authorities passed comment upon, or endorsed the merit of, the merger or the accuracy or the adequacy of this release. Any representation to the contrary is a criminal offence in the United States.

Pekka Tennilä b. 1969, M. Sc. in Business Management CEO of Altia since 2014 Member of Altia’s Executive Management Team since 2014 Joined Altia in 2014 Main work experience: Previously, he served as the Chief Executive Officer, Baltics at Carlsberg Group, and has also held other managerial positions at Carlsberg Group. Key positions of trust: Member of the Board of Raisio Plc Member of the Board of Finnish Food and Drink Industries’ Federation (ETL) Member of the Board of Marketing Finland LinkedIn profile > CEO EXECUTIVE MANAGEMENT TEAM OF ANORA – CV

Sigmund Toth b. 1976, Master, Business Administration ( Diplôme ESSEC) CFO and interim CEO of Arcus Joined Arcus in 2015 Main work experience: Previously he worked as a consultant at McKinsey & Company and held several positions within Finance & Accounting at Procter & Gamble. LinkedIn profile > CFO EXECUTIVE MANAGEMENT TEAM OF ANORA – CV

Janne Halttunen b. 1970, M. Sc. Business Administration SVP, Scandinavia at Altia since 2017 Member of Altia’s Executive Management Team since 2015 Joined Altia in 2009 Main work experience: He joined Altia in 2009 as the Managing Director of Oy Wennerco Ab. Previously, he served as the Company’s Senior Vice President, Partner Business and Export; as the Director, Business Development; Managing Director, Partner Brands, as well as a member of the Board of Directors of Craft & Cask Ltd. In addition, he has held several managerial positions at British American Tobacco. LinkedIn profile > PLANNING COMBINATION OF WINE BUSINESS EXECUTIVE MANAGEMENT TEAM OF ANORA – CV

Henrik Bodekær Thomsen b. 1971, HD Degree – Diploma in Business Administration (Marketing Management), CBS Interim Managing Director, Arcus Spirits Joined Arcus in 2018 Main work experience: Currently serving as International Sales Director for Arcus in addition to role as interim MD, Spirits. Previous background spanning over 20 years with Carlsberg Group holding several international roles including CEO Carlsberg Canada & USA, Sales Manager Middle East and Director of Global Travel Retail. LinkedIn profile > PLANNING COMBINATION OF SPIRITS BUSINESS IN MONOPOLY MARKETS EXECUTIVE MANAGEMENT TEAM OF ANORA – CV

Kirsi Puntila b. 1970, M.Sc. in Economics SVP, Marketing at Altia since 2016 Member of Altia’s Executive Management Team since 2016 Joined Altia in 2014 Main work experience: Previously, she served as the Spirits Category Director of Altia and the Marketing Director, Altia Brands, based in Stockholm. She has also served as the Global Marketing Manager (Absolut Flavors and Kahlua) of The Absolut Company (Pernod Ricard S.A). Key positions of trust: Board member of Vapo Oy LinkedIn profile > PLANNING COMBINATION OF OPEN MARKETS (INTERNATIONAL) EXECUTIVE MANAGEMENT TEAM OF ANORA – CV

Kirsi Lehtola b. 1963, Master of Laws SVP, HR at Altia since 2016 Member of Altia’s Executive Management Team since 2016 Joined Altia in 2016 Main work experience: Served in HR leadership positions since 2007. Before Altia, served as HR Director at OP Financial Group, Head of Group HR Services at Stora Enso Oyj , SVP HR Publication Paper and Country Finland at Stora Enso Oyj . Key positions of trust: Member at Labour Advisory Committee at Forest Industry Federation 2008 – 2013 LinkedIn profile > MERGER ON THE HR SIDE EXECUTIVE MANAGEMENT TEAM OF ANORA – CV

Hannu Tuominen b. 1958, M.Sc. (Eng.) SVP, Altia Industrial (previously Industrial Services and Supply Chain) since 2009 Member of Altia’s Executive Management Team since 2008 Joined Altia in 2008 Main work experience: He served as an Interim CEO of Altia from November 2013 to May 2014. Previously he served Vaisala Corporation as Production Director and Division Director in 1992 – 2007. In addition, he has held several managerial positions at Fiskars Oyj . Key positions of trust: Board member of Roal Oy LinkedIn profile > PLANNING COMBINATION OF INDUSTRIAL BUSINESSES AND SUPPLY CHAIN EXECUTIVE MANAGEMENT TEAM OF ANORA – CV